Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2013 FINANCIAL RESULTS

Partner Company Aggregate Revenue Increased 48% in 2013 over 2012;
Company Increases Share Repurchase Program;
Conference Call and Webcast Today at 9:00 a.m. EST

Wayne, PA, March 6, 2014 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced fourth quarter and full-year 2013 financial results. For the three months ended December 31, 2013, Safeguard’s net income was $24.0 million, or $1.10 per share, compared to net loss of $10.8 million, or $0.51 per share for the same period in 2012. For the year ended December 31, 2013, Safeguard’s net loss was $35.5 million, or $1.66 per share, compared to $39.4 million, or $1.88 per share for the same period in 2012.

“A steadfast focus on our core business is driving continued progress at Safeguard and our partner companies,” said Stephen T. Zarrilli, President and CEO at Safeguard. “In 2013, Safeguard deployed $34.1 million of capital in six new partner companies and in other early stage enterprises. In addition, we deployed $15.3 million of additional capital to support the growth of the partner companies in which we already had an interest at the beginning of the year. Since late December, we’ve completed four exit transactions involving our partner companies Alverix, Crescendo Bioscience, NuPathe and ThingWorx, generating aggregate initial cash proceeds for Safeguard of $114 million with an aggregate cash-on-cash return of 2.1x. We continue to build momentum and value in our partner companies and believe that our stable of partner companies is ripe with opportunities for future M&A and value creation events.”

“At December 31, 2013, Safeguard had deployed $171.1 million of capital into our current 19 partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer at Safeguard. “Our net cash, cash equivalents and marketable securities at year-end 2013 totaled $133.7 million, after subtracting the total carrying value of debt outstanding of $49.9 million. Taking into account our recent successful well-timed exits, we embark on 2014 with continued financial strength, flexibility and liquidity.”

SHARE REPURCHASE PROGRAM

In late February 2014, Safeguard’s Board of Directors approved an increase in the Company’s share repurchase program, bringing the total authorization to $25 million. Share repurchases will be made from time to time, based on ongoing capital needs of the business, the market price of our common stock, and general market conditions. No time has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time.

RECENT EXIT TRANSACTIONS

Alverix, Inc. (San Jose, CA - Initial Revenue Stage)
On January 7, 2014, Alverix was acquired by Becton, Dickinson and Company (NYSE:BDX) for $40 million. Safeguard received cash proceeds at closing of $15.7 million, not including $1.7 million to be held in escrow for 18 months following closing. If all escrow amounts are ultimately released to Safeguard, then this will represent an approximate 1.9x cash-on-cash return. Safeguard deployed $9.4 million in Alverix since October 2007 and had a 49% primary ownership position.

Crescendo Bioscience, Inc. (San Francisco, CA - Expansion Stage)
On February 28, 2014, Crescendo Bioscience was acquired by Myriad Genetics, Inc. (NASDAQ:MYGN) for $270 million. Safeguard received $38.4 million in cash proceeds at closing, not including $3.2 million to be held in escrow for 15 months following closing. If all escrow amounts are ultimately released to Safeguard, then this will represent an approximate 3.8x cash-on-cash return. Safeguard had deployed $11.0 million in Crescendo Bioscience since December 2012 and had a 13% primary ownership position.

NuPathe Inc. (Malvern, PA - Development Stage)
On February 21, 2014, NuPathe was acquired by Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) for $3.65 per share, in cash. Safeguard received $23.1 million in cash proceeds at closing. In addition to the upfront cash payment, NuPathe stockholders received rights to additional cash payments of up to $3.15 per share if specified net sales of NuPathe’s migraine treatment, ZECUITY®, are achieved over time. As a result, Safeguard has the opportunity to receive an additional $24.2 million. This would increase Safeguard’s total return to approximately $47.3 million, representing a 2.0x cash-on-cash return. Safeguard had deployed $23.3 million of capital in NuPathe since September 2006 and owned 17% of NuPathe’s outstanding common shares.

ThingWorx, Inc. (Exton, PA - Initial Revenue Stage)
On December 30, 2013, ThingWorx was acquired by PTC Inc. (NASDAQ:PTC) for approximately $112 million, plus an earn-out of up to $18 million. Safeguard received $36.4 million in cash proceeds at closing, not including $4.1 million to be held in escrow for two years following closing. If all escrow amounts are ultimately released to Safeguard, then this will represent an approximate 4.0x cash-on-cash return. Safeguard has the opportunity to receive an additional $6.5 million based on certain milestones achieved over future periods. This would increase Safeguard’s total return to approximately $47.0 million, representing a 4.7x cash-on-cash return. Safeguard had deployed $10.0 million in ThingWorx since February 2011 and had a 40% primary ownership position.

PARTNER COMPANY AGGREGATE REVENUE GUIDANCE

At the beginning of 2013, Safeguard announced initial aggregate partner company revenue guidance of $250 million to $270 million. At the end of the third quarter 2013, Safeguard increased aggregate partner company revenue guidance to a range of $285 million to $295 million. 2013 actual partner company aggregate revenue was $292 million, up from $197 million in 2012 and $143 million in 2011.

For 2014, partner company aggregate revenue is projected to be between $345 million and $365 million. 2014 aggregate partner company revenue guidance includes revenue for partner companies in which Safeguard has an interest as of March 6, 2014. Aggregate revenue for the same partner companies for prior years was $288 million for 2013 and $202 million for 2012.

Aggregate revenue guidance for 2014 and prior years reflects revenue on a net basis. Revenue figures utilized for certain companies pertain to periods prior to Safeguard’s involvement with said companies and based solely on information provided to Safeguard by such companies. Safeguard reports the revenue of its equity and cost method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●$0M to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be between $5 billion and $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights - AdvantEdge continues to gain scale through organic growth and strategic acquisitions, completing eight M&A transactions since 2007. The company’s revenue in 2013 was in excess of $40 million with positive and growing EBITDA margins.

Dabo Health, Inc. (San Francisco, CA - Initial Revenue Stage)
Dabo Health provides the healthcare community with an online visualization platform to view and track improvement in key performance metrics, collaborate across hospitals and healthcare systems, and identify and share learnings to save lives-providing a solution which enables providers and payers to improve patient care, reduce per capita cost and maximize reimbursements. Safeguard deployed $750,000 in Dabo Health in November 2013 and has an 8% primary ownership position.

Market Opportunity - Driven by the Affordable Care Act, the healthcare landscape is rapidly shifting with a heightened focus on care quality and cost containment. Dabo Health is uniquely positioned to help stakeholders achieve their quality and cost management goals. The combined addressable market for Dabo Health’s product lines is estimated to be approximately $1 billion. Dabo Health plans to monetize its health information platform by offering a subscription-based software-as-a-service model to providers and payers. Dabo Health’s target customers include the nearly 4,000 non-government community hospitals and the approximate 80 payers in the U.S.

Operating Highlights - Following a successful informal launch of its platform into 200+ hospitals throughout the U.S., Dabo Health demonstrated pilot success, which the company intends to publish in various healthcare journals in late 2014. This will be accompanied by a commercial launch that seeks to penetrate the core hospital market including for-profit and non-for-profit hospitals as well as payers who are focused on connecting with providers to manage performance and reduce costs.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is an innovative molecular genetic information company that has developed more accurate and comprehensive genetic carrier screening tests. In early 2012, Good Start Genetics launched its sequencing-based carrier screening test, GoodStart Select™, which screens for all 23 genetic disorders recommended for screening by leading medical societies and influential advocacy groups. Good Start Genetics’ next-generation DNA sequencing technology, combined with other proven genetic screening technologies, results in higher carrier detection rates regardless of ethnicity. Good Start Genetics intends to develop as a fully integrated molecular genetics information company by marketing its tests not only to fertility clinics, but also to Ob/Gyn practices and other segments of the reproductive health sector. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - Genetic disorders impose a significant healthcare burden on society, accounting for 11% of pediatric admissions and approximately 20% of infant mortality. Despite established recommended medical guidelines advocating genetic carrier screening on a widespread basis, approximately 1 in 100 babies are born with a genetic disorder according to the World Health Organization, many of which are severe and costly to treat. In addition, according to a 2010 publication in Reproductive Biomedicine, more than 1,000 babies are born with cystic fibrosis in the United States, annually, and the lifetime costs of an individual with cystic fibrosis is approximately $2.3 million. However, this high cost can be prevented. Preconception carrier testing can help to prevent the incidence of genetic disorders.

Operating Highlights - In 2013, Good Start Genetics received approval to conduct genetic screening in New York, making the company the first laboratory to offer extensively validated next-generation DNA sequencing-based carrier screening in New York, where nearly 25% of all reproductive health carrier screening is performed each year. In addition, Good Start Genetics’ powerful, proprietary next-generation DNA sequencing approach was validated and data was published in multiple sources including Genetics in Medicine and the Journal of Molecular Diagnostics. Subsequent to year-end, Tufts Health Plan made GoodStart Select available to its more than one million members who reside in Massachusetts and Rhode Island.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo unlocks the power of lab data to better inform treatment decisions and improve health outcomes. Medivo’s lab results search and analytics platform give healthcare providers access to more complete patient and practice-level profiles sourced from more than 150 labs, while the company’s suite of mobile apps increase patient engagement and lab testing compliance. Medivo’s services enable physicians and payers to better track and improve outcomes, while providing services for life science companies to more effectively target and measure impact. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. With data becoming a more important factor in healthcare, the forecast for the analytics market indicates a growth rate of 24% between 2013 and 2017. Medivo generates revenue through targeting and analytics programs, clinical services, and by creating unique messaging opportunities that lead to increased patient compliance and adherence to appropriate lab testing recommendations. Based upon current physician and patient monetization rates, the addressable market for Medivo’s products is approximately $500 million in the U.S., and approaches $1 billion worldwide.

Operating Highlights - Medivo is well-positioned for continued growth with a robust pipeline of client opportunities. Fourteen of the top 50 life sciences companies have engagements with Medivo. In addition to the Medivo Lab Value Exchange, the Medivo platform includes modules for physicians and patients with diabetes, high cholesterol, hepatitis C, chronic myelogenous leukemia (CML), low testosterone, hyperuricemia (gout), inflammatory bowel disease (Crohn’s and Colitis), growth hormone deficiency, Cushing's disease and hereditary angioedema (HAE). Initiatives are underway to continue to expand the company’s network of laboratories and health monitoring modules to include rheumatoid arthritis, hepatitis B, colon cancer, breast cancer, prostate cancer, multiple myeloma, hypothyroidism, coronary artery disease, atrial fibrillation, chronic kidney disease, and other chronic conditions.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a medical device company that has developed the first and only FDA-cleared wireless home sleep test for Obstructive Sleep Apnea (OSA) called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost compared to in-facility testing for uncomplicated adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that should increase significantly as more insurers divert patients from more-expensive sleep lab testing. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Market Opportunity - The OSA diagnostic market is estimated to be approximately $4 billion and is growing 15-20% annually. Only 3 million sufferers have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - In 2013, NovaSom appointed John Spitznagel as the company’s new CEO and as a member of its board of directors. AccuSom® is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider, is classified by CMS as an Independent Diagnostic Testing Facility and is an Approved Out of Center Sleep Testing Supplier by the American Academy of Sleep Medicine.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard deployed $10.0 million in Putney in September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 84% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of the FDA Center for Veterinary Medicine’s approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Data presented at the FTC Pet Medication Workshop in October 2012 showed that Americans spend $7 billion annually on pet medicines. According to Vetnosis, this sector is projected to grow at a compound annual growth rate of 5% per year between 2011 and 2016.

Operating Highlights -In 2013, Putney was named to the Deloitte Technology Fast 500 as one of the fastest growing companies in North America. Putney was also recognized for its excellent workplace culture by being named the number one ‘Best Place to Work’ in Maine and appearing in Fortune Magazine, listed as the Tenth Best Small/Medium Workplace in the U.S. During the fourth quarter 2013, Putney launched its fifth FDA-approved veterinary generic product, Mupirocin ointment, its third FDA-approved generic in ten months, and its third different dose form.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is a leader in physician engagement and alignment. Its web-based and mobile platform, QuantiaMD, enables principal participants in healthcare to reach and engage high-value physicians in ways that ultimately reduce costs, save time, and improve quality of care. The platform blends social media, game mechanics and engagement science to help its clients-organizations such as health systems, payers, pharmaceutical companies and medical device companies-

collaborate with physicians. Safeguard deployed $7.5 million in Quantia in August 2013 and has a 35% primary ownership position.

Market Opportunity - Quantia currently generates revenue through three channels: (1) life sciences sponsors who need to reach and engage physicians and health professionals in meaningful interactions; (2) hospital systems and health plans that need to communicate more effectively with physicians to meet shared objectives; and (3) fees from accredited medical associations and other commercial third parties for carrying continuing medical education programming. The scalable and secure Quantia platform has an annual addressable market estimated between $1 billion to $2 billion.

Operating Highlights - In 2013, Quantia doubled the size of the expert faculty on QuantiaMD, which now includes experts from the top 20 hospitals in the U.S. Physicians from Mayo Clinic, Memorial Sloan Kettering Cancer Center, National Jewish Health, and Northwestern Memorial Hospital partnered with QuantiaMD to deliver presentations covering various clinical, policy and performance topics. Additionally, major government organizations such as the Centers for Disease Control and Prevention, National Institutes of Health, and the U.S. Air Force joined QuantiaMD to share information ranging from identifying chronic HCV infection to highlighting the benefits of physician jobs in the military. Finally, new presenters from medical associations such as the American Academy of Family Practitioners and Society of Hospital Medicine covered topics such as building patient-centered medical homes, coding for transitional care, and care coordination for the complex medically ill. Average engagement continues to rise. A typical physician now spends 20 minutes per session consuming content and interacting with peers on QuantiaMD, making it an ideal platform to communicate and share knowledge.

Sotera Wireless, Inc. (San Diego, CA - Initial Revenue Stage)
Sotera Wireless is a medical device company that has developed a wireless patient monitoring platform called ViSi Mobile®. The FDA-approved ViSi Mobile System continuously monitors all core vital signs-heart rate or pulse rate, electrocardiogram, blood pressure, blood oxygenation level, respiration rate and skin temperature-all with a monitoring accuracy typically found in intensive care units while not restricting the patient’s mobility. ViSi Mobile is able to wirelessly transmit patient vital sign information for remote viewing and notification, as well as to interface with Electronic Medical Records. Safeguard deployed $1.3 million in Sotera Wireless in February 2013 and paid $1.2 million to acquire additional shares from a previous investor and has a 7% primary ownership position.

Market Opportunity - Sotera Wireless’ initial addressable market in the U.S. is 5,800 hospitals, or 500,000 currently not-continuously monitored beds. The company estimates that 5-7% of U.S. hospitals are considered early technology adopters. As a result, Sotera Wireless is building its pipeline by focusing its initial efforts and sales force on these institutions. The company forecasts a penetration of 20% of U.S. hospitals by 2018 and is also in the process of launching internationally.

Operating Highlights - In 2013, Sotera Wireless generated significant traction for ViSi Mobile and launched pilot studies and/or partnerships with Palomar Health and Intermountain Healthcare, to name a few. Sotera Wireless’ sales initiatives continue to result in a growing pipeline of purchase orders, requests for proposal, and product evaluations from more than 50 hospitals throughout the U.S. and Asia. Sotera Wireless also received FDA approval for its continuous non-invasive blood pressure technology, a recently added feature of ViSi Mobile.
TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst delivers the only application-aware operational intelligence platform that enables organizations to see key information across their entire IT ecosystem. AppFirst’s data collection and aggregation is a powerful Big Data solution, collecting data across every process within any application and across all servers in real time. Customers are using AppFirst to lower IT costs, enhance security and compliance, make better business decisions based on proactive intelligence, and drive toward a new quality of service. Safeguard deployed $6.5 million in AppFirst in December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.1 billion application-performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights - In 2013, AppFirst realized significant momentum. The company integrated with PagerDuty, a SaaS alerting and incident tracking system; added Amazon CloudWatch support, delivering unparalleled visibility into Amazon Web Services infrastructure; integrated with Savi 360 to deliver powerful, enterprise-class remote monitoring capabilities; partnered with Engine Yard, a leading platform as a service (PaaS); and was named by EMA Radar Report as a value leader in advanced performance analytics.

Apprenda, Inc. (Clifton Park, NY - Initial Revenue Stage)
Apprenda is a leading enterprise PaaS powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations faster. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 22% primary ownership position.

Market Opportunity - Apprenda was recently named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights -Apprenda realized significant growth in 2013. Thirteen of the top 20 banks in the world, including JPMorgan Chase, are currently working with Apprenda. JPMorgan Chase has the largest enterprise PaaS deployment in the world with more than 3,000 apps running on the platform. Leading healthcare organizations including AmerisourceBergen, McKesson and Memorial Sloan Kettering Cancer Center are using Apprenda to create new efficiencies and revenue streams. In addition, in 2013, Gartner recognized Apprenda as the clear market leader in .NET cloud platforms and Forbes identified Apprenda as “the anti-Silicon Valley startup”. Lastly, Apprenda was named one of the “20 Coolest Cloud Platform Vendors of the Cloud 100”.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 39 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise. This is achieved through 75 unique career channels, 2,500 industry communities and 500 professional communities in the Beyond.com global network. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global Human Capital Management Market is estimated to be $85 billion. According to IDC, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights - During the fourth quarter 2013, Beyond.com was issued U.S. Patent 8,543,515, recognizing the invention of recruiting technology on social media platforms. Beyond.com also published results of a survey that revealed the confidence levels of job seekers as 2013 came to a close; 89% of the unemployed are confident they will find a job in 2014 and 36% will find the right job.

Bridgevine, Inc. (Vero Beach, FL - High Traction Stage)
Bridgevine is a performance based digital marketing company that has consolidated the fragmented digital media ecosystem through a proprietary up-sell and cross-sell optimization platform. Bridgevine utilizes its proprietary Acquisition and Merchandising Platform (AMP) to (a) provide insight and attribution across the digital marketing landscape of search engine optimization, search engine marketing, mobile, social and display media, and (b) perform superior up-sell and cross-sell for brands to better monetize their customers through complimentary offers delivered seamlessly into third party web and customer relationship management environments. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers, including Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 23% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - In 2013, Bridgevine named Wendy Thomas Chief Financial Officer, who previously worked at First Data Corporation, SecureWorks, Internap Network Services and BellSouth. In addition, the company launched a beta of its new utility enrollment platform, going direct to consumer, and expects to rollout client launches during the second quarter of 2014. Bridgevine also signed a Fortune 500 partner for its AMP targeted toward moving consumers. Lastly, the company doubled its performance metrics on its Hispanic customer acquisition program for a major client.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is the first and only end-to-end platform that helps brands connect, manage, engage and measure success across all touch points with their customers via in-store, online, mobile and social media. Through its Consumer Lifecycle Success platform, Clutch enables retailers to maximize the value they get from their customers by providing a comprehensive set of modular solutions to drive loyalty, increase consumer spend and reward brand advocacy. Safeguard has deployed $5.5 million in Clutch since February 2013 and has a 24% primary ownership position.

Market Opportunity - The customer success category is an emerging multi-billion dollar industry helping organizations maximize their relationships with their customers after they have paid to acquire them. The mobile wallet segment of the $30 billion mobile commerce market is highly fragmented but growing at a compound annual growth rate of nearly 31% and is estimated to total $1.6 billion by 2018. Mobile commerce is an increasingly important channel for retailers to offer shoppers cohesive, digital and in-store experiences. For example, Starbucks has processed 100 million mobile payments since 2011 and now logs 3 million U.S. mobile payments per week. In addition, comScore reported in a 2012 survey that four of five smartphone owners use their devices to shop.

Operating Highlights - The Clutch platform powers more than 40 million consumer accounts in twelve countries across 450 retailers. Through its app, which is available as a free download on iOS and Android, Clutch simplifies the consumer shopping experience by unifying shopping, gifting and loyalty experience for any retailer in one convenient application. Clutch also leverages its partnership with Mobeam to enable users to beam barcodes from their Samsung smart phones to any laser scanner.

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (“UBI”) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor’s smartphone telematics engine, which is fully integrated to the DriveFactor telematics platform, is available for download on iOS. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity - UBI programs, also known as telematics-enabled insurance, are estimated to grow 50x and generate more than $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles used a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than two million telematics subscribers in Italy alone.

Operating Highlights - DriveFactor’s programs are currently collecting driving data intelligence from drivers on five continents. Partnerships and customers currently include Direct General Corporation (U.S.), Admiral Insurance (UK), Trygg-Hansa (Sweden), Deutsche Telekom (Germany) and Orange (Switzerland). DriveFactor continues to pursue white label opportunities with other global partners.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Using Hoopla’s award-winning sales motivation platform, industry leaders like Angie’s List, Box, Experian, Glassdoor, Marketo, Trulia, Xactly and Zillow are building high-performance cultures that deliver dramatic gains in sales productivity and customer satisfaction. As of December 31, 2013, Safeguard had deployed $1.8 million in Hoopla since December 2011 and has a 25% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - In 2013, Hoopla introduced its new mobile application, Hoopla Mobile, which includes Hoopla’s proprietary motivational mechanics and integrates with the customer’s CRM system, making it easy for managers to motivate employees around key business metrics. In addition, Hoopla added more than 150 new customers, including Act-On Software, Castlight Health, Forrester Research, GM Financial, The Sacramento Kings and Thomson Reuters. Subsequent to year-end 2013, Safeguard participated in Hoopla’s $8 million Series B financing, bringing Safeguard’s total capital deployment to $3.1 million. Proceeds from the financing will be used to expand sales, marketing and product development initiatives to meet growing demand for Hoopla software.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a SaaS, cloud-based financial technology company that is dedicated to delivering software solutions and comprehensive, timely data to the muni-bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $4.0 million in Lumesis since February 2012 and has a 44% primary ownership position.

Market Opportunity - Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - In 2013, Lumesis announced new partnerships with The Investment Center, LPL Financial, and TMC Bonds following the launch of its DIVER Advisor product in February 2013.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a leader in the digital marketing technology category. With twelve locations across five continents, MediaMath offers deep industry expertise that enables marketers to connect with consumers individually and at scale, across the entirety of the world’s digital media. MediaMath’s TerminalOne Marketing Operating System™ allows marketers to customize their own technology infrastructure and leverage their data in planning, execution, optimization and analysis of digital marketing programs, resulting in smarter decisions that grow their business insights, media optimization and algorithmic decisioning to execute smarter marketing campaigns. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 23% primary ownership position.

Market Opportunity - According to PwC, the worldwide digital ad spend in 2013 was projected to be $124 billion, up 18% from 2012. This market is expected to grow at a compound annual growth rate of 15.6% between 2012 and 2016. The advertising technology community viewed the September initial public offering of MediaMath competitor Rocket Fuel (NASDAQ:FUEL) as an important indicator of the growing value of sophisticated technologies that improve digital advertising performance.

Operating Highlights - MediaMath currently powers the operations for thousands of marketers, including those representing 55% of the Fortune 100. During the fourth quarter 2013, MediaMath was recognized for its rapid growth-named to the Crain’s New York Business 2013 Fast 50 list; ranked among the top 100 companies on the Deloitte Technology’s Fast 500 List. MediaMath was also recognized for its working culture-named one of Glassdoor’s Best Mid-Sized Companies to Work For in 2014; The Rayno Report named CEO Joe Zawadzki as the top ad-tech visionary. Lastly, MediaMath announced the appointment of industry pioneer Michael Lamb as Chief Commercial Officer and ad tech veteran Michael Barrett to its Board of Directors.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron Corporation enables organizations to rapidly solve business problems through a disruptive approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s innovative Distributed Solutions Platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Its distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - In 2013, a global insurance firm used Pneuron to reduce its claims risk analysis from a multiple-day process to one that could be accomplished in minutes. In addition, a leading financial institution leveraged Pneuron to “wrap” and execute a legacy derivatives calculation application, transforming processing time from more than three hours to less than 10 minutes without changing or rewriting the original application. A top advisory firm developed multiple regulatory solutions, including the Foreign Account Tax Compliance Act, Dodd Frank Insolvency, and Form PF, to serve as solution accelerators for its clients, shortening analysis time from months to days and enhancing regulatory transparency at a fraction of the cost of typical development programs.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer automatically and in real time. Spongecell builds digital ads in as little as 72 hours, allowing brands and their agencies to quickly deploy interactive ad campaigns that boost engagement and result in higher conversions. A recent internal study found that consumers who engaged with Spongecell ad units are 35 times more likely to convert than those who viewed the ad alone. Spongecell’s interactive features and short build times are available in display, in-stream and mobile formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $37 billion in 2012, with a nine-year compound annual growth rate of 19.7%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - In 2013, Spongecell further expanded its operations on the West Coast, adding to its San Francisco-based sales team to provide better coverage for the region. The company also released a beta version of its HTML5 ad product, giving advertisers a quick and easy way to create campaigns that can run on desktop, tablet and mobile inventory, and expanded its offerings to include full rich media formats, such as overlays and expandables. For the second year in a row, Spongecell was named to Crain’s New York Business list of Best Places to Work and the Deloitte Technology Fast 500™.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, March 6, 2014

Time: 9:00am EST

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855 859-2056 // (International) 404 537-3406

Access Code: 34797746

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of fourth quarter and full-year 2013 financial results followed by Q&A.

Replay will be available through April 6, 2014 at 9:00am EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
For more than 60 years, Safeguard Scientifics, Inc. (NYSE: SFE) has been synonymous with entrepreneurship and innovation. Founded in 1953 and based in the Greater Philadelphia area, Safeguard has a distinguished record of building market leaders by providing capital and operational support to entrepreneurs across an evolving and innovative spectrum of industries. Today, Safeguard targets healthcare companies focusing on medical technology, healthcare technology and specialty pharmaceuticals and technology companies focusing on financial technology, internet and digital media, and Enterprise 3.0. www.safeguard.com.

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Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2013	2012

Assets
Cash, cash equivalents and marketable securities	$177,568	176,986
Restricted marketable securities and cash held in escrow	5	6,444
Other current assets	1,557	2,408
Total current assets	179,130	185,838
Ownership interests in and advances to partner companies and funds	148,579	148,639
Loan participations receivable	8,135	7,085
Available-for-sale securities	15	58
Long-term marketable securities	6,088	29,059
Other assets	4,049	3,465
Total Assets	$345,996	$374,144

Liabilities and Equity
Convertible senior debentures - current	$470	$—
Other current liabilities	7,704	7,261
Total current liabilities	8,174	7,261
Other long-term liabilities	3,683	3,921
Convertible senior debentures - non-current	49,478	48,991
Total equity	284,661	313,971
Total Liabilities and Equity	$345,996	$374,144

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Operating expenses	$4,720	$4,792	$21,644	$19,473
Operating loss	(4,720)	(4,792)	(21,644)	(19,473)

Other income (loss), net	6,574	1,344	383	9,338
Interest, net	(533)	(531)	(1,657)	(2,710)
Equity income (loss)	22,646	(6,829)	(12,607)	(26,517)

Net income (loss) before income taxes	23,967	(10,808)	(35,525)	(39,362)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$23,967	$(10,808)	$(35,525)	$(39,362)

Net income (loss) per share:
Basic	$1.10	$(0.51)	$(1.66)	$(1.88)
Diluted	$0.99	$(0.51)	$(1.66)	$(1.88)

Average shares used in computing net income (loss) per share:
Basic	21,708	21,091	21,362	20,974
Diluted	25,185	21,091	21,362	20,974

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Penn Mezzanine	(2)	(4)	(15)	(10)
Total segment results	(2)	(4)	(15)	(10)
Other items (a)	(4,718)	(4,788)	(21,629)	(19,463)
	$(4,720)	$(4,792)	$(21,644)	$(19,473)

Net income (loss)
Healthcare	$1,102	$5,331	$(32,563)	$(6,660)
Technology	28,889	(1,582)	20,899	(119)
Penn Mezzanine	(285)	(1,476)	888	(1,136)
Total segment results	29,706	2,273	(10,776)	(7,915)
Other items (a)	(5,739)	(13,081)	(24,749)	(31,447)
Net income (loss)	$23,967	$(10,808)	$(35,525)	$(39,362)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 22 partner companies as of December 31, 2013, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31,
	2013

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$109,358	$177,249
Cost method	14,280	14,280
Fair value method	20,057	23,324
Other holdings	4,884	36,285
	$148,579	$251,138

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com